INTERNATIONAL STAR, INC. ANNOUNCES MANAGEMENT REORGANIZATION
                        AND APPOINTMENT OF NEW DIRECTOR.

LAS VEGAS, February 4, 2004 - INTERNATIONAL STAR, INC. (PinkSheets:ISRI) announces the appointment of Denny B. Cashatt to its Board of Directors and the reorganization of its management structure.

Robert L. Hawkins has resigned as the Company's Secretary and assumed the position of President and CEO. Following his career with a major U.S. corporation, Mr. Hawkins successfully led in the development of four companies including TracComm, Inc., a Texas corporation and QwikCap Information Services, a Nevada corporation. Mr. Hawkins has extensive management experience including twenty-four years with IBM, and most recently as Vice President of Development for TurfClub.Com, Inc. a Califoria corporation, and co-founder and President of the Company's QwikTrack, Inc.

Denny B. Cashatt, age 56, has been appointed Vice President, Chief Operating Officer and a Director. Mr. Cashatt brings much needed marketing and sales experience to International Star. He has over thirty years business experience and was the driving force behind the sales increases of three start-up companies, The Computer Software Company, Tower Systems, and Datasphere, Inc., all of which were consequently acquired by larger corporations. Mr. Cashatt joins the Company after serving for the past three years as Vice President of Marketing - U.S. Operations for International Software Company of Paris, France. He will focus on daily operations and the Company's capital near-term and long range requirements.

Kamal Alawas, age 51, has resigned as President and will assume the position of Director of Mining Operations for the Company. Mr. Alawas will focus his efforts on the exploration of the Company's Arizona properties.

Lynetta Hawkins, age 52, wife of the President, will serve as th Company's Secretary and Treasurer on an interim basis. She was previously employed at IBM for eighteen years and has served as administrative assistant to several of that company's executives.

The responsibilities of Hassan Alaeddine were not changed in the reorganization. He remains a Director of the Company and President of the Company's Pita King Bakeries subsidiary.

In announcing the management restructuring, President Hawkins said, "The reorganization will provide a better match of business skills to job responsibilities. We expect to realize substantial benefits in our strategic planning, capital formation, and management of daily activities, which should translate into a renewed impetus for our exploration activities."

The company has given the highest priority to bringing its SEC filings current, said Mr. Hawkins.

          NOTE: This news release contains forward looking statements. Forward looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from forecasted results.

For further information contact:  Robert L. Hawkins  -  (702)  89705338